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Exhibit 10.4

MANAGEMENT SERVICES AGREEMENT

        This MANAGEMENT SERVICES AGREEMENT (this "Agreement"), entered into as of March 28, 2003, by and between MARKWEST PINNACLE L.P., a Texas limited partnership ("MarkWest"), and PINNACLE PIPELINE COMPANY, a Texas corporation ("Pinnacle").

W I T N E S S E T H:

        WHEREAS, Pinnacle is a party to that certain Gas Transportation Agreement, dated as of January 2, 2003, between Pinnacle and Southwestern Public Service Company ("SPS"), as the same may be amended from time to time (the "Hobbs Contract"), pursuant to which Pinnacle operates a pipeline and related equipment and all additions, improvements, alterations and modifications thereto (the "Hobbs Pipeline");

        WHEREAS, Pinnacle owns or leases certain assets used or available for use in connection with the performance by Pinnacle of its obligations under the Hobbs Contract, including (i) the Hobbs Pipeline, (ii) certain compressors, equipment, meters and other tangible and intangible personal property owned or leased and used in connection with the Hobbs Pipeline, (iii) certain easements, rights of way, permits, licenses and other estates and interests in real property in which (or upon which) any part of the Hobbs Pipeline is located or which is otherwise used or acquired in connection with the Hobbs Pipeline and (iv) certain other Property used, held or relating to the Hobbs Pipeline (collectively, the "Hobbs Lateral Property"); and

        WHEREAS, Pinnacle desires to engage MarkWest to provide certain services in connection with the operation, maintenance and management of the Hobbs Lateral Property, and MarkWest is willing to provide such services, in each case upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows effective as of the Effective Time (as defined in the Plan of Merger, dated as of the date hereof, among MarkWest Blackhawk L.P., MarkWest Pinnacle L.P., MarkWest PNG Utility L.P., MarkWest Texas PNG Utility L.P., Pinnacle Natural Gas Company, Pinnacle Pipeline Company, PNG Transmission Company, Inc., PNG Utility Company and Bright Star Gathering, Inc.):

ARTICLE I
SERVICES

        SECTION 1.1.    Appointment.    Pinnacle hereby appoints MarkWest to operate, manage and maintain the Hobbs Lateral Property, and to perform the other Services (as hereinafter defined), in accordance with and subject to the terms and conditions set forth in this Agreement. MarkWest hereby accepts the foregoing appointment.

        SECTION 1.2.    Scope of Services.

        (a)  MarkWest shall manage, operate and maintain the Hobbs Lateral Property in accordance with the provisions of this Agreement. In managing, operating and maintaining the Hobbs Lateral Property, MarkWest shall perform all functions customarily performed and reasonably necessary to operate, manage and maintain the Hobbs Lateral Property in the usual, regular and ordinary manner, consistent with the practices of Pinnacle prior to the date hereof. Without limiting the generality of the foregoing, the obligations of MarkWest hereunder shall include the performance of all management, operational and maintenance functions required to enable Pinnacle to perform its obligations relating to the Hobbs Lateral Property that arise under the Hobbs Contract. As used herein, the term "Management Services" means the services to be performed by MarkWest in accordance with this Section 1.2(a).

        (b)  At the election and pursuant to the direction of Pinnacle and subject to the funding of the Construction Reserve (as hereinafter defined) in accordance with Section 2.4, MarkWest shall manage and oversee the construction of the additional pipeline facilities described in Section 2.04 of the Hobbs Contract (the "Additional Pipeline Facilities"). The location, engineering design and type of additional equipment and facilities to be installed in connection with this expansion project (the "Pipeline Expansion") shall be as agreed by Pinnacle and SPS in accordance with Section 4.01 of the Hobbs Contract. Without limiting the generality of the foregoing, (i) MarkWest shall, in consultation with and with the prior approval of Pinnacle, place orders on behalf of Pinnacle for all equipment, materials and supplies required to construct the Additional Pipeline Facilities (provided, that Pinnacle complies with its payment obligations under Section 2.3), (ii) with the prior approval of Pinnacle, arrange for the engagement by Pinnacle of all contractors required to assist in the construction of the Additional Pipeline Facilities and (iii) supervise all aspects of the construction of the Additional Pipeline Facilities. Attached as Exhibit A hereto is a more detailed description of the Additional Pipeline Facilities and the Pipeline Expansion. Notwithstanding anything to the contrary contained in this Section 1.2(b), Pinnacle shall be responsible for obtaining and maintaining in effect all licenses, permits and other authorizations required in connection with the Pipeline Expansion; provided, that if requested by Pinnacle, MarkWest shall make available the personnel who operated, maintained and managed the Hobbs Lateral Property immediately prior to the date hereof for the purpose of assisting Pinnacle in obtaining or maintaining such licenses, permits and other authorizations. As used herein, the term "Construction Services" means the services to be performed by MarkWest in accordance with the provisions of this Section 1.2(b).

        (c)  MarkWest shall use its reasonable best efforts to cause all Management Services and Construction Services (collectively, the "Services") to be performed by the same personnel who operated, maintained and managed the Hobbs Lateral Property immediately prior to the date hereof. MarkWest shall take all action required to cause MarkWest Hydrocarbon Inc. or any other affiliate of MarkWest that employs such personnel to make such personnel available to perform the Services.

        SECTION 1.3.    Standard of Care.    All Services provided by MarkWest hereunder shall be performed in accordance with prudent and customary natural gas transportation practice using the same degree of care, skill and prudence as was exercised by Pinnacle in managing, operating and maintaining the Hobbs Lateral Property immediately prior to the date hereof. In addition, MarkWest shall perform the Services in conformity with any oral or written instructions furnished from time to time by Pinnacle that are customary for the applicable type of Services and within the scope of the business needs of Pinnacle relating to the Hobbs Lateral Property.

ARTICLE II
PAYMENT PROVISIONS

        SECTION 2.1.    Management Fee.    As compensation for performing the Services, Pinnacle shall pay to MarkWest, not later than the last day of each calendar month, a monthly fee (the "Management Fee") equal to $5,000. If MarkWest performs any Services under this Agreement for a period of less than a full calendar month, the Management Fee for such period shall be prorated to reflect the portion of the calendar month during which MarkWest performed such Services. The Management Fee shall be paid in full consideration of the Services performed by MarkWest under this Agreement and, subject to the express provisions of Section 2.3, shall be in lieu of any allocation of general, administrative or labor expenses or other overhead allocations by MarkWest or any of its affiliates.

        SECTION 2.2.    Operating Expenses.    All direct operating and other similar expenses owing to third parties (including, but not limited to, contractors providing calibration or chart integration services) that are incurred in connection with the Hobbs Lateral Property (other than expenses paid through the use of the initial funds deposited by MarkWest as provided below) shall be borne by Pinnacle. A reserve in the amount of up to $10,000 (the "Expense Reserve") shall be established for the purpose of paying operating and similar expenses owing to third parties that are approved by Pinnacle. On the date hereof, MarkWest shall fund the Expense Reserve by depositing $10,000 into a separate account maintained solely for purposes of implementing the arrangements contemplated by this Agreement (the "Special Account"). After the date hereof, the Expense Reserve shall be funded (i) through the receipt by MarkWest on behalf of Pinnacle of fees, payments and revenues received under the Hobbs Contract or otherwise or (ii) if the Expense Reserve is reduced to less than $7,500, through a deposit by Pinnacle of additional funds within ten days after receipt of a written request therefor from MarkWest. All funds included in the Expense Reserve shall be held in trust for the benefit of Pinnacle and shall be segregated from the other property or funds of MarkWest. MarkWest shall provide to Pinnacle copies of all invoices covering any direct operating or similar expenses promptly upon receipt thereof. All such invoices shall be paid by the accounting staff of MarkWest using amounts held in the Expense Reserve. On a monthly basis, MarkWest shall cause its accounting staff to deliver a report to Pinnacle setting forth all direct operating and similar expenses incurred in connection with the Hobbs Lateral Property.

        SECTION 2.3.    Construction Expenses.    Pinnacle shall be responsible for, and shall arrange for the payment (through the Construction Reserve (as hereinafter defined) described below) of, all capital and other expenditures contemplated by the capital budget (the "Construction Budget") approved by Pinnacle relating to the construction of the Additional Pipeline Facilities in accordance with Section 1.2(b). In addition, Pinnacle shall pay (i) all reasonable travel and other out-of-pocket expenses incurred by personnel of MarkWest in connection with managing and overseeing the Pipeline Expansion, (ii) a reasonable allocation of the portion of the salary payable by MarkWest Hydrocarbon Inc. ("MarkWest Hydrocarbon") to its project management personnel that is directly and properly attributable to their work on the Pipeline Expansion (provided, that such allocation shall in no event exceed $15,000 in the aggregate) and (iii) the full amount of any cash project bonus payable to William G. Janacek ("Janacek") pursuant to Section 4.2 of the Employment Agreement, dated as of October 2, 2002, by and between PNG Corporation and Janacek, which agreement has been assigned by PNG Corporation to MarkWest Hydrocarbon (provided, that Pinnacle has approved in writing the Construction Budget upon which such bonus is based). Prior to the commencement of construction of the Additional Pipeline Facilities, a reserve (the "Construction Reserve") shall be established for purposes of the payment of capital and other expenditures in connection therewith and shall be funded by Pinnacle in the amount of the Construction Budget approved by Pinnacle. All capital and other expenditures incurred in connection with the construction of the Additional Pipeline Facilities shall be paid by the accounting staff of MarkWest using funds held in the Construction Reserve. On a monthly basis, MarkWest shall cause its accounting staff to deliver a report to Pinnacle setting forth all capital and other expenditures incurred in connection with the construction of the Additional Pipeline Facilities.

        SECTION 2.4.    Remittance of Revenues.    All fees, payments and revenues received or receivable under the Hobbs Contract or otherwise in connection with the operation of the Hobbs Lateral Property shall be received by MarkWest for the account and benefit of Pinnacle. To the extent that the amount held in the Expense Reserve is less than $10,000, MarkWest shall deposit such fees, payments and revenues into the Special Account and they shall be treated as part of the Expense Reserve. To the extent that the amount held in the Expense Reserve equals $10,000 at the time MarkWest receives any such fees, payments or revenues, MarkWest shall also deposit such fees, payments and revenues into the Special Account; provided, that on the tenth day of each calendar month, MarkWest shall deliver a check to Pinnacle in an amount equal to the excess, if any, of the total amount held in the Special Account over $10,000. All amounts deposited into the Special Account shall be held in trust for the benefit of Pinnacle and shall be segregated from the other property or funds of MarkWest.

        SECTION 2.5.    Reimbursement of Certain Expenses.    To the extent that MarkWest pays any expenses that are to be borne by Pinnacle pursuant to this Article II, Pinnacle shall promptly reimburse MarkWest for such expenses upon receipt of reasonable and customary supporting documentation.

        SECTION 2.6.    Books and Records.    MarkWest shall keep and shall maintain in its possession such books and records for and on behalf of Pinnacle as are necessary to adequately substantiate any costs and expenses paid by it in accordance with this Article II for a period of at least two years from and after the payment thereof. Upon request by Pinnacle, MarkWest shall provide to Pinnacle or any of its auditors or representatives access, at such reasonable times as Pinnacle shall request, to such books and records.

ARTICLE III
TERM

        SECTION 3.1.    Term.    The term of this Agreement shall commence on the date hereof and end on the earliest of (i) December 31, 2003, (ii) the date upon which this Agreement is terminated by the mutual written consent of Pinnacle and MarkWest or (iii) the consummation of a sale or other disposition by Pinnacle of all or substantially all of the Hobbs Lateral Property (whether pursuant to an asset sale or merger or any other business combination or similar transaction).

        SECTION 3.2.    Effect of Termination.    If this Agreement shall be terminated pursuant to Section 3.1, all further obligations of the parties shall terminate without further liability of any party to another except for obligations under Article II (to the extent the provisions of Article II relate to expenses incurred or fees or other revenues generated prior to the date of termination), this Section 3.2 and Sections 4.2, 5.1, 5.2, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7 and 8.8.

ARTICLE IV
OTHER AGREEMENTS

        SECTION 4.1.    Compliance with Laws.    Each party shall, in connection with its performance of its other obligations hereunder, use its reasonable best efforts to comply with any and all present and future laws, orders, rules and regulations of any duly constituted governmental body or authority, whether federal, state or local, having jurisdiction over the parties, its facilities, or any provision of this Agreement, including, but not limited to, all applicable law, rules or regulations of or administered by the Federal Energy Regulatory Commission ("FERC") and all applicable laws, rules and regulations relating to wage and hour, safety and environmental matters.

        SECTION 4.2.    Confidential Information.

        (a)  Each party hereby acknowledges that in connection with the performance of the terms of this Agreement it may have already provided and may in the future provide or make available to the other party certain confidential and proprietary information, including, but not be limited to, information relating to the business models, technology, products, services, customers, prospective customers, methods or tactics of that party (any such confidential or proprietary information being, as of the first day such information is provided or made available to the other party, hereinafter referred to as "Confidential Information"). Each party further acknowledges that the Confidential Information includes certain trade secrets and agrees that any such trade secrets shall remain the property of the other party at all times during the term of this Agreement and after the expiration or termination hereof. Each party agrees that it shall not publish, disseminate, distribute, disclose, sell, assign, transfer, copy, commercially exploit, or otherwise make use of any Confidential Information to or for the use or benefit of itself or any other person, firm, corporation or entity, except as specifically authorized in writing by the other party or as required for the due and proper performance of its duties and obligations under this Agreement. In addition, each party shall maintain the confidentiality of the Confidential Information by employing all such safeguards and precautions as are necessary or appropriate to ensure that unauthorized access to the Confidential Information is not afforded to any person, firm, corporation or entity. Upon any expiration or termination of this Agreement, or if the other party so requests at any time, each party agrees that it shall promptly return to the other party all Confidential Information in its possession, without retaining any copies, extracts or other reproductions thereof. Notwithstanding the foregoing, nothing contained in this Section 4.2 shall prevent the use or disclosure by a party of any information which (i) is generally available to the public at the time of the use or disclosure thereof (other than through a breach on the part of that party of any of the terms or provisions hereof); (ii) is independently developed by the receiving party without the use of any Confidential Information provided by the other party; (iii) the receiving party rightfully obtains from a third party who has the right, without obligation to the other party, to transfer or disclose such Confidential Information; or (iv) is required to be disclosed by applicable legal process (provided, that that party complies fully with the provisions of paragraph (b) below).

        (b)  If a party is requested (whether by oral questions, interrogatory, request for documents, subpoena, civil investigative demand or other legal process) to disclose any part of the Confidential Information, that party shall (i) give prompt written notice to the other party of the existence of, and the circumstances attendant to, such request; (ii) consult with the other party as to the advisability of taking legally available steps to resist or narrow any such request or otherwise to eliminate the need for such disclosure and (iii) if disclosure is required, cooperate with the other party in obtaining a protective order or other reliable assurance in form and substance satisfactory to the other party that confidential treatment will be accorded to such portion of the Confidential Information as is required to be disclosed.

        SECTION 4.3.    Liens.    MarkWest shall use its reasonable best efforts not to permit any lien or other encumbrance (other than liens or encumbrances in existence as of the date hereof, liens or encumbrances arising from the failure of Pinnacle to pay any operating or similar expenses in accordance with Section 2.2 or inchoate liens arising by operation of law in the ordinary course of business) to be filed or otherwise imposed on any part of the Hobbs Lateral Property by any person arising out of the performance of the Services hereunder. MarkWest shall reimburse Pinnacle for all costs, including reasonable attorneys' fees, incurred in releasing or discharging any liens or encumbrances that are filed or otherwise imposed on the Hobbs Lateral Property in contravention of this Section 4.3.

        SECTION 4.4.    General Limitations.    Unless approved in writing by Pinnacle, MarkWest shall not: (a) sell, lease, pledge, mortgage, encumber, convey, license, exchange or make any other transfer or disposition of any part of the Hobbs Lateral Property or other property or assets of Pinnacle; (b) make or enter into any amendment to the Hobbs Contract or make, enter into, execute, amend, terminate, modify or supplement any contract or agreement on behalf of, or in the name of Pinnacle; (c) settle, compromise, assign, pledge, transfer, release or consent to the compromise, assignment, pledge, transfer or release of, any claim, suit, debt, demand or judgment against or due by, Pinnacle or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to the same; or (d) engage in any other transaction on behalf of Pinnacle not permitted under this Agreement.

        SECTION 4.5.    Insurance.    Pinnacle shall, at its sole cost and expense, maintain the insurance coverage that meets or exceeds the guidelines set forth in Exhibit B for the Hobbs Lateral Property during the term of this Agreement. If any insurance policy under which such coverage is provided is issued, renewed or modified, Pinnacle shall provide MarkWest with a certificate of insurance evidencing the existence of any insurance coverage or the renewal or modification thereof. In addition, Pinnacle shall notify MarkWest in writing of any changes to such insurance coverage and of the cancellation of any policy or policies under which such coverage is provided. MarkWest shall cooperate with Pinnacle in providing any information that Pinnacle require to maintain such insurance coverage and to prepare and negotiate insurance claims.

ARTICLE V
INDEMNIFICATION

        SECTION 5.1.    Indemnification.    Pinnacle shall indemnify MarkWest and its affiliates, and any of their respective officers, directors, managers, members, stockholders, employees, consultants and subcontractors, and any person controlling MarkWest or its subsidiaries or affiliates (each an "Indemnified Party"), and shall hold each Indemnified Party harmless from and against, any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including court costs and reasonable attorneys' fees) (collectively, "Losses") which are asserted against, imposed upon or incurred by any Indemnified Party as a result of or in connection with the performance by MarkWest of the Services (regardless of whether the actions on the part of MarkWest were negligent or failed to meet the standards set forth in Section 1.3), except to the extent that such Losses are attributable to (i) the gross negligence or willful misconduct of MarkWest or (ii) a material breach by MarkWest of its obligations under this Agreement (other than under Section 1.3). Without limiting the generality of the foregoing, Pinnacle shall jointly and severally indemnify the MarkWest and the other Indemnified Parties, and shall hold each Indemnified Party harmless from and against, any and all Losses arising from the failure of Pinnacle to comply with its obligations under Section 4.1.

        SECTION 5.2.    Indemnification Procedures.    If any third party asserts any claim, demand or cause of action (each, a "Claim") against an Indemnified Party that, if successful, would entitle the Indemnified Party to indemnification under Section 5.1, the Indemnified Party shall give notice of such Claim to Pinnacle and Pinnacle shall have the right to assume the defense of such Claim at its expense; provided, the failure to so notify Pinnacle will relieve Pinnacle from any liability that Pinnacle may have hereunder with respect to such Claim if, but only if, and only the extent that, such failure to so notify Pinnacle results in loss or damage to Pinnacle or the forfeiture by Pinnacle of substantial rights or defenses otherwise available to Pinnacle with respect to such Claim. If Pinnacle does assume such defense, it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement entered into with its consent or judgment entered with respect to such Claim. If Pinnacle fails to assume the defense and obtain counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then the Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and Pinnacle will pay the fees and disbursements of such counsel. If Pinnacle does assume the defense of a Claim, the Indemnified Party shall have the right to participate in the defense of such Claim at its expense. If the Indemnified Party retains its own counsel, either at the expense of Pinnacle or at its own expense, Pinnacle shall cooperate in providing information to and consulting with the Indemnified Party about the Claim. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to a Claim for which it is seeking indemnification without the prior written consent of Pinnacle.

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES

        SECTION 6.1.    Events of Default.    The following shall constitute events of default on the part of MarkWest ("MarkWest Events of Default") under this Agreement:

        (a)  MarkWest shall (i) apply for or consent to the appointment of a trustee, receiver, liquidator, custodian, or the like for itself or its properties; (ii) be unable, or admit in writing the inability, to pay its debts as they mature; (iii) make an assignment for the benefit of its creditors; (iv) commence a voluntary case under a chapter of the Bankruptcy Reform Act of 1978, as amended or succeeded, or file a petition, answer, or consent seeking reorganization or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding or (v) take any partnership action for the purposes of effecting any of the foregoing;

        (b)  An involuntary case under a chapter of the Bankruptcy Reform Act of 1978, as amended or succeeded, shall be commenced, or any other proceeding shall be instituted by MarkWest without the approval or consent of Pinnacle, seeking reorganization, dissolution, winding-up, liquidation, the appointment of a trustee, receiver, liquidator, custodian, or the like of all or any substantial part of such party's assets, or other like relief, and such party shall fail to contest such proceeding in good faith or such proceeding shall continue unstayed for any period of 60 consecutive days;

        (c)  a material breach by MarkWest of its obligations hereunder, unless MarkWest has cured such breach no later than 30 days after MarkWest's receipt of written notice from Pinnacle regarding such breach; or

        (d)  MarkWest shall cease to perform any material Services as required hereunder.

        SECTION 6.2.    Pinnacle Events of Default.    The following shall constitute events of default on the part of Pinnacle ("Pinnacle Events of Default") under this Agreement:

        (a)  Pinnacle shall (i) apply for or consent to the appointment of a trustee, receiver, liquidator, custodian, or the like for itself or its properties; (ii) be unable, or admit in writing the inability, to pay its debts as they mature; (iii) make an assignment for the benefit of its creditors; (iv) commence a voluntary case under a chapter of the Bankruptcy Reform Act of 1978, as amended or succeeded, or file a petition, answer, or consent seeking reorganization or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding or (v) take any corporate action for the purposes of effecting any of the foregoing.

        (b)  An involuntary case under a chapter of the Bankruptcy Reform Act of 1978, as amended or succeeded, shall be commenced, or any other proceeding shall be instituted by Pinnacle without the approval or consent of MarkWest, seeking reorganization, dissolution, winding-up, liquidation, the appointment of a trustee, receiver, liquidator, custodian, or the like of all or any substantial part of such party's assets, or other like relief, and such party shall fail to contest such proceeding in good faith or such proceeding shall continue unstayed for any period of 60 consecutive days;

        (c)  a material failure by Pinnacle to perform any of its obligations hereunder, unless Pinnacle cures such breach within 30 days of its receipt of written notice from MarkWest regarding such breach; or

        (d)  the failure on the part of the Pinnacle to comply with its payment obligations under Section 2.1, 2.2 or 2.3, unless Pinnacle cures such failure within 20 days.

        SECTION 6.3.    Remedies.

        (a)  Upon the occurrence and during the continuance of a MarkWest Event of Default, the Pinnacle shall have the right to do any or all of the following: (i) terminate this Agreement; (ii) obtain specific performance of MarkWest's obligations hereunder; or (iii) pursue any and all other remedies available at law or in equity.

        (b)  Upon the occurrence and during the continuance of a Pinnacle Event of Default, MarkWest shall have the right to do any or all of the following: (i) terminate this Agreement; (ii) obtain specific performance of Pinnacle' obligations hereunder; and (iii) pursue any and all other remedies available at law or in equity.

        (c)  No remedy conferred by any of the provisions of this Agreement in respect of any breach or non-observance of any of its terms is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies shall not constitute a waiver of the right to pursue any other available remedies.

ARTICLE VII
FORCE MAJEURE

        SECTION 7.1.    Excuse of Performance.    Neither party shall be considered to be in default in the performance of any of its obligations under this Agreement when and to the extent that such failure of performance or its inability to deliver or accept services hereunder shall be due to Force Majeure. As used herein, the term "Force Majeure" means any cause beyond the reasonable control of the party claiming force majeure, including, to the extent that any such event meets the foregoing criteria: acts of God, fire, explosion, civil disturbance, or material shortage, sabotage, acts of public enemy, hurricanes, floods, governmental interference and civil disturbances.

        SECTION 7.2.    Obligation to Diligently Cure Force Majeure.    If either party shall rely on the occurrence of a Force Majeure event as a basis for being excused from performance of its obligations under this Agreement, then the party relying on the event or condition shall:

        (a)  provide prompt notice to the other party of the occurrence of the Force Majeure event, which notice shall provide details with respect to the circumstances constituting the Force Majeure event, an estimate of its expected duration and the probable impact on the affected party's performance of its obligations hereunder;

        (b)  exercise all reasonable and diligent efforts to continue to perform its obligations hereunder;

        (c)  expeditiously take all reasonable and diligent action to correct or cure the event or condition constituting the Force Majeure event;

        (d)  exercise all reasonable and diligent efforts to mitigate or limit the adverse effects of the Force Majeure event and damages to the other party, to the extent such action will not adversely affect its own interests; and

        (e)  provide periodic notices to the other party with respect to its actions and plans for actions in accordance with (b), (c) and (d) above and prompt notice to the other party of the cessation of the Force Majeure event.

ARTICLE VIII
MISCELLANEOUS

        SECTION 8.1.    Relationship of the Parties.    In performing the Services and fulfilling its other obligations under this Agreement, MarkWest is acting as an independent contractor and not as an agent of Pinnacle. Employees or other persons whose services are made available by MarkWest hereunder shall be solely employees or agents of MarkWest, and shall be under the sole and exclusive direction and control of MarkWest for all purposes. The parties agree that it is not the purpose or intention of this Agreement to create any trust or commercial partnership or any other partnership relation for any purpose whatsoever. Nothing in this Agreement shall be construed to make either party a partner or, except as specifically provided herein, a legal representative or agent of the other.

        SECTION 8.2.    Amendment; Waiver; Severability.

        (a)  The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto. Compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same.

        (b)  No failure on the part of any party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

        (c)  If any provision of this Agreement or the application of any such provision to any person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

        SECTION 8.3.    Entire Agreement.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof.

        SECTION 8.4.    Notices.    All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to the parties at the following respective addresses (or at such other address as any of the parties shall have furnished to the others in accordance with the terms of this Section 8.4):

    If to Pinnacle, to:

    Pinnacle Pipeline Company
    c/o Energy Spectrum Partners LP
    5956 Sherry Lane
    Suite 900
    Dallas, Texas 75225
    Attention: Glen C. Carson
    Facs.: (214) 987-6110

    With a copy (which shall not constitute effective notice) to:

    Baker Botts L.L.P.
    2001 Ross Avenue
    Dallas, Texas 75201
    Attention: Geoffrey L. Newton
    Facs.: (214) 953-6503

    If to MarkWest:

    MarkWest Pinnacle L.P.
    c/o MarkWest Energy Partners, L.P.
    155 Inverness Drive West
    Suite 200
    Englewood, Colorado 80112
    Attention: John C. Mollenkopf
    Facs.: (303) 290-8769

All notices and other communications hereunder shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answer back.

        SECTION 8.5.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 8.6.    Limitation of Liability.    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE) TO ANY OTHER PARTY.

        SECTION 8.7.    Expenses.    Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne solely by the party incurring such costs and expenses.

        SECTION 8.8.    Parties in Interest; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing contained in this Agreement is intended to or shall confer upon any person, corporation or entity other than the parties hereto any rights, benefits or remedies under or by reason of this Agreement. No party may assign this Agreement, directly or indirectly, collaterally, voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of each of the other parties hereto. Any attempted or purported assignment by any party of this Agreement in violation of this Section 10.8 shall be null and void.

        SECTION 8.9.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written

MARKWEST PINNACLE L.P.
By:	MarkWest Texas GP, L.L.C., its general partner
By:
Name:

Title:

PINNACLE PIPELINE COMPANY
By:
Name:	William G. Janacek
Title:	President

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  Exhibit 10.4